Exhibit 10.5

ACKNOWLEDGMENT AND RELEASE

AGREEMENT

This Acknowledgment and Release Agreement (the “Agreement”) is entered into as of July 6, 2010, and is made by and between BCB Bancorp, Inc., (“BCB”) a New Jersey corporation and bank holding company, BCB Community Bank (the “Bank”), a New Jersey chartered bank and wholly owned subsidiary of BCB, and DONALD MINDIAK (the “Executive”).

WHEREAS, the Executive, BCB, and the Bank are parties to a Change in Control Agreement dated as of December 10, 2008 (the “Change in Control Agreement”); and

WHEREAS, BCB and Pamrapo Bancorp, Inc. (“Pamrapo”) have entered into an Agreement and Plan of Merger, dated as of June 29, 2009 (the “Merger Agreement”), whereby Pamrapo will be merged into BCB (the “Merger”), and thereafter the corporate existence of Pamrapo shall cease; and

WHEREAS, the Executive understands and agrees that his Change in Control Agreement will terminate at the Effective Time (as defined in the Merger Agreement) and Executive will become a party to an Employment Agreement with the Bank (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties do hereby agree to the following:

Section 1. Termination of the Change in Control Agreement

Executive acknowledges and agrees that, as of the Effective Time, the Change in Control Agreement will terminate without any further action of any party hereto and shall be superseded by the Employment Agreement.

Section 2. Employee Release.

(a) As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, judgments, losses and liabilities (including attorneys’ fees and costs), of whatsoever kind or nature, in law, equity or otherwise.

(b) For good and valuable consideration, Executive, for and on behalf of himself and his heirs, administrators, executors and assigns, as of the date hereof, does hereby fully and forever release and discharge BCB, the Bank and their respective subsidiaries and affiliates (and their respective predecessor and successors), together with their officers, directors, partners, shareholders, employees, agents and advisors (the “Releasees”) from any and all claims that Executive had, may have had or may have against BCB, the Bank or the Releasees, for any benefits, awards or payments or any other claims under the Change in Control Agreement.

Section 3. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.

Section 4. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of the Change in Control Agreement This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understanding and agreements, whether oral or in writing, relating to the subject of this Agreement.

Section 5. Section Headings.

The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or any provision hereof

Section 6. Effectiveness.

Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger, and shall be effective as of the Effective Time. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Donald Mindiak
Donald Mindiak

BCB BANCORP, INC.

By:	/s/ Mark Hogan

Name:	Mark Hogan

Title:	Chairman of the Board

BCB COMMUNITY BANK

By:	/s/ Mark Hogan

Name:	Mark Hogan

Title:	Chairman of the Board

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